Exhibit 99.1

                         [LETTERHEAD OF OSTEOTECH INC.]

                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                               Contact: Michael J. Jeffries
                                                    (732) 542-2800
July 27, 2004
                                                    NASDAQ Symbol: OSTE

              OSTEOTECH, INC. REPORTS SECOND QUARTER 2004 RESULTS;
                          REVISES GUIDANCE FOR THE YEAR

Osteotech, Inc. announced today that revenues in the three months and six months ended June 30, 2004 were $22,225,000 and $46,002,000, respectively, as compared to $24,792,000 and $47,271,000, respectively, for the same periods of 2003. This decline in revenues is mainly attributable to lower unit volume in the Company's domestic Grafton(R) DBM and Graftech(R) Bio-implant product lines as a result of aggressive marketing and sales programs from competitive companies, which our marketing and sales initiatives have, to date, been unable to neutralize. Domestic revenues in the three months and six months ended June 30, 2004 were $19,446,000 and $40,365,000, respectively, as compared to $22,492,000 and
$43,183,000, respectively, in the three months and six months ended June 30, 2003. International revenues increased 21% and 38% to $2,779,000 and $5,637,000, respectively, in the three months and six months ended June 30, 2004 as compared to $2,300,000, and $4,088,000, respectively, in the same periods of 2003.

The Company incurred a net loss of $427,000, or $.02 diluted net loss per share in the three months ended June 30, 2004, as compared to net income of $2,742,000 or $.15 diluted net income per share in the three months ended June 30, 2003. This year's net loss is primarily due to the decline in gross profit margins, which were impacted by lower net revenues, product mix, and increased per unit processing costs as a result of the decline in unit sales volume and other inventory management initiatives. In the six months ended June 30, 2004, the Company incurred a net loss of $1,682,000 or $.10 diluted net loss per share, including a charge of $1,589,000 or $.09 diluted net loss per share, after provision for income taxes, for costs associated with the Company's exit from the metal spinal implant business and reorganization of its sales and marketing functions. In the six months ended June 30, 2003, the Company reported net income of $3,923,000 or $.22 diluted net income per share.

Richard W. Bauer, Osteotech's Chief Executive Officer stated, "Second quarter consolidated performance was disappointing due to lower than expected domestic revenues. Historically, second quarter consolidated and domestic revenues exceed first quarter revenues, however, the reverse occurred this year. Therefore, we now expect revenues for the year to fall in the range of $90 million to $94 million and to incur a net loss per diluted share in the range of $.08 to $.12. This compares to the original guidance for the year of revenues in the range of $96 million to $100 million and diluted net income per share in the range of $.12 to $.16. Despite this lowering of guidance, the Company will continue to aggressively pursue its previously announced plans of infusing incremental funds in new marketing and sales programs, products and technologies aimed at building our tissue franchise here in the U.S. and overseas."

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Mr. Bauer concluded, "We remain on track to nationally release our Graftech(R)
Bio-implant TLIF system in the third quarter. Our private label demineralized bone business continues to produce positive results growing 12% through the first six months of this year and we expect improved results as we begin shipments to our second private label partner, Smith & Nephew Orthopaedics, on Friday, July 30, 2004. Additionally, we continue to be very encouraged by our ability to expand our overseas business as evidenced by our 38% growth through the first six months of the year and the 45% growth of Grafton(R) DBM."

Revenues in the DBM Segment declined to $10,862,000 and $22,295,000, respectively, in the three months and six months ended June 30, 2004 as compared to $12,263,000 and $23,632,000, respectively, in the same periods last year. Domestic DBM revenues declined to $9,174,000 and $18,883,000, respectively, in the three months and six months ended June 30, 2004 as compared to $10,911,000 and $21,274,000, respectively, in the same periods of last year because of competitive pressures. International Grafton(R) DBM revenues increased 25% and 45%, respectively, to $1,688,000 and $3,412,000, respectively, in the three months and six months ended June 30, 2004 as compared to $1,352,000 and $2,358,000, respectively, in the three months and six months ended June 30, 2003.

The DBM Segment operating income declined to $121,000 and $1,241,000, respectively, in the three months and six months ended June 30, 2004 as compared to $4,392,000 and $7,657,000, respectively, in the same periods of 2003. These declines are attributable to the decline in domestic revenue, a corresponding decline in gross profit margins and an increase in operating expenses associated with programs aimed at stabilizing and growing Segment revenues.

Revenues in the Base Tissue Segment declined to $10,291,000 in the three months ended June 30, 2004 as compared to $10,959,000 in the three months ended June 30, 2003 and were $21,051,000 in the six months ended June 30, 2004 or essentially flat with the six months ended June 30, 2003 revenues of $20,912,000. The second quarter decline in revenues is primarily due to the competitive pressures mentioned earlier.

The Base Tissue Segment incurred an operating loss of $722,000 and $1,064,000, respectively, in the three months and six months ended June 30, 2004 as compared to operating income of $1,703,000 and $1,882,000 in the same respective periods of 2003. This year's operating losses are due primarily to the decline in revenues, lower gross profit margins and the increase in operating expenses associated with programs to restore the Segment's revenues to growth.

Other revenues, consisting primarily of metal spinal implants and bovine tissue, declined to $1,072,000 and $2,656,000, respectively, in the three months and six months ended June 30, 2004 as compared to $1,570,000 and $2,727,000, respectively, in the same periods of 2003. These declines in revenue are directly associated with the Company's announcement in March, 2004, that it would exit the metal spinal implant business effective June 30, 2004.

We incurred operating losses on other revenues of $307,000 and $2,809,000, respectively, for the three months and six months ended June 30, 2004 as compared to operating losses of $1,437,000 and $2,510,000, respectively, in the same periods of last year. The operating loss for the six months ended June 30, 2004 includes a charge of $1,998,000 associated with the exit from the metal spinal implant business.

Mr. Bauer will host a conference call on July 27, 2004 at 9:00 AM Eastern to discuss second quarter results. You are invited to listen to the conference call by dialing (706) 634-5453. The conference will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available

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from 2:00 PM Eastern, July 27, 2004, through 11:59 PM, August 3, 2004, by dialing (706) 645-9291 and indicating access code 8921939.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services and the degree of success of the Company's marketing and sales programs against the competitions' programs, products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the first quarter of 2004) filed with the Securities and Exchange Commission. All information in this press release is as of July 27, 2004 and the Company undertakes no duty to update this information

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.

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                        OSTEOTECH, INC. AND Subsidiaries
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (dollars in thousands, except per share data)

                                                            Three Months                            Six Months
                                                           Ended June 30,                         Ended June 30,
                                                    -------------------------------       -------------------------------
                                                        2004               2003               2004               2003
-------------------------------------------------------------------------------------------------------------------------
Net revenues:
  Service                                           $     21,153       $     23,222       $     43,346       $     44,544
  Product                                                  1,072              1,570              2,656              2,727
                                                    ------------       ------------       ------------       ------------
                                                          22,225             24,792             46,002             47,271

Cost of services                                          11,800              8,320             22,697             17,045
Cost of products                                             468              1,144              3,710              2,205
                                                    ------------       ------------       ------------       ------------
                                                          12,268              9,464             26,407             19,250
                                                    ------------       ------------       ------------       ------------

Gross profit                                               9,957             15,328             19,595             28,021

Marketing, selling, general and administrative             9,678              9,735             20,184             19,067
Research and development                                   1,187                935              2,043              1,925
                                                    ------------       ------------       ------------       ------------
                                                          10,865             10,670             22,227             20,992
                                                    ------------       ------------       ------------       ------------

Operating income (loss)                                     (908)             4,658             (2,632)             7,029
Interest expense and other, net                             (108)              (169)              (345)              (464)
                                                    ------------       ------------       ------------       ------------

Income (loss) before income tax
  provision (benefit)                                     (1,016)             4,489             (2,977)             6,565
Income tax provision (benefit)                              (589)             1,747             (1,295)             2,642
-------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $       (427)      $      2,742       $     (1,682)      $      3,923
=========================================================================================================================
Earnings per share:
     Basic                                          $       (.02)      $        .16       $       (.10)      $        .23
     Diluted                                        $       (.02)      $        .15       $       (.10)      $        .22
Shares used in computing earnings per share:
     Basic                                            17,144,280         17,037,302         17,132,335         17,025,760
     Diluted                                          17,144,280         17,736,448         17,132,335         17,468,168

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                        OSTEOTECH, INC. AND Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEET

                             (dollars in thousands)

                                                       June 30,    December 31,
                                                         2004          2003
                                                       --------    ------------
                            Assets

Cash and cash equivalents                              $ 15,715      $ 15,326
Accounts receivable, net                                 15,500        15,187
Deferred processing costs                                31,778        29,013
Inventories                                               1,188         3,581
Other current assets                                      8,979         7,345
                                                       --------      --------
          Total current assets                           73,160        70,452
Property, plant and equipment, net                       43,925        47,107
Other assets                                              8,915         9,654
                                                       --------      --------
                                                       $126,000      $127,213
                                                       ========      ========

             Liabilities and Stockholders' Equity

Accounts payable and accrued expense                   $ 13,093      $ 11,407
Current portion of long-term debt                         2,661         2,661
                                                       --------      --------
          Total current liabilities                      15,754        14,068
Long-term debt                                           11,932        13,262
Other liabilities                                         3,661         3,663
                                                       --------      --------
          Total liabilities                              31,347        30,993
Stockholders' equity                                     94,653        96,220
                                                       --------      --------
                                                       $126,000      $127,213
                                                       ========      ========

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